GSK plc SC 13D

Exhibit 8

Confidential Treatment Requested by GSK.

From:	GSK plc 980 Great West Road Brentford Middlesex TW8 9GS (“GSK”)

To:	GSK (No. 1) Scottish Limited Partnership 50 Lothian Road Festival Square Edinburgh EH3 9WJ (“SLP1”)

GSK (No. 2) Scottish Limited Partnership
50 Lothian Road
Festival Square
Edinburgh
EH3 9WJ
(“SLP2”)

GSK (No. 3) Scottish Limited Partnership
50 Lothian Road
Festival Square
Edinburgh
EH3 9WJ
(“SLP3” and, together with GSK, SLP1 and SLP2, the “Parties” and each a “Party”)

1 JUNE 2022

Dear Sirs

Side Letter to Orderly Marketing Agreement

We refer to the orderly marketing agreement between the Parties and Pfizer Inc. (“Pfizer”) dated on or around the date hereof (the “OMA”).

This letter records that the Parties have agreed as follows.

1.	Definitions and interpretation

1.1	Capitalised terms used but not defined in this letter shall have the meanings given in the OMA and the principles of interpretation set out in clauses 1.2 and 1.3 of the OMA shall have effect as if set out in this letter (save that references to paragraphs shall be to paragraphs of this letter).

1.2	In addition, in this letter:

“Alternative Sale”	means a Sale which is not an Excluded Sale, and which is not undertaken in accordance with the procedures set out in clauses 3.2 to 3.17 (inclusive) of the OMA;

“GSK-Controlled Sales Period”	has the meaning given to that term in the SLP1 Agreement, the SLP2 Agreement or the SLP3 Agreement (as applicable);

“GSK Sale Notice”	has the meaning given to that term in paragraph 4.1(B)(i);

“Pfizer Primary Shareholder”	means (i) Pfizer; or (ii) such other member of the Pfizer Shareholder Group nominated to act as the Primary Shareholder of the Pfizer Shareholder Group in accordance with clause 5.2 of the OMA;

“Proceeds Thresholds”	means the SLP1 Proceeds Threshold, the SLP2 Proceeds Threshold and the SLP3 Proceeds Threshold, and “Proceeds Threshold” shall mean any one of them;

“Sell-down Mandate”	has the meaning given to that term in the SLP1 Agreement, the SLP2 Agreement or the SLP3 Agreement (as applicable);

“SLP Agreements”	means the SLP1 Agreement, the SLP2 Agreement and the SLP3 Agreement, and “SLP Agreement” shall mean any one of them;

“SLP Default Event”

means:

(i)         any Default Event (as defined in the SLP1 Agreement) in accordance with the terms of the SLP1 Agreement;

(ii)        any Default Event (as defined in the SLP2 Agreement) in accordance with the terms of the SLP2 Agreement; or

(iii)       any Default Event (as defined in the SLP3 Agreement) in accordance with the terms of the SLP3 Agreement;

“SLP Default Event Notice”	has the meaning given to that term in paragraph 7.1;

“SLP Primary Shareholder”	has the meaning given to that term in paragraph 7.1;

“SLP Sale Notice”	has the meaning given to that term in paragraph 7.2(B)(ii);

“SLP1 Agreement”	means the amended and restated limited partnership agreement dated 25 March 2022 between GSK GP 1 Limited, GSK LP Limited and Berkeley Square Pension Trustee Company Limited (in its capacity as the trustee of the GSK Pension Scheme), in respect of SLP1;

“SLP1 Proceeds Threshold”	has the meaning given to the term “Proceeds Threshold” in the SLP1 Agreement;

“SLP2 Agreement”	means the amended and restated limited partnership agreement dated 25 March 2022 between GSK GP 1 Limited, GSK LP Limited and Berkeley Square Pension Trustee Company Limited (in its capacity as the trustee of the GSK Pension Fund), in respect of SLP2;

“SLP2 Proceeds Threshold”	has the meaning given to the term “Proceeds Threshold” in the SLP2 Agreement;

“SLP3 Agreement”	means the amended and restated limited partnership agreement dated 25 March 2022 between GSK GP 2 Limited, GSK LP Limited and SmithKline Beecham Pension Plan Trustee Limited (in its capacity as the trustee of the SmithKline Beecham Pension Plan), in respect of SLP3;

“SLP3 Proceeds Threshold”	has the meaning given to the term “Proceeds Threshold” in the SLP3 Agreement;

“Trustees”	means: (i) Berkeley Square Pension Trustee Company Limited (in its capacity as the trustee of the GSK Pension Scheme); (ii) Berkeley Square Pension Trustee Company Limited (in its capacity as the trustee of the GSK Pension Fund); and (iii) SmithKline Beecham Pension Plan Trustee Limited (in its capacity as the trustee of the SmithKline Beecham Pension Plan), and “Trustee” shall be construed accordingly; and

“Trustee Sales Direction”	has the meaning given to that term in paragraph 6.

2.	Consideration

Each of the Parties is entering into this letter in consideration of the mutual covenants and undertakings of the other Parties.

3.	Allocation principles

3.1	The Parties acknowledge that, pursuant to the terms of the OMA:

(A)	GSK shall act as the Primary Shareholder of the GSK Shareholder Group (which includes each of the SLPs) for the purposes of exercising the rights conferred on a Primary Shareholder under the OMA; and

(B)	only GSK (and none of the SLPs) shall be entitled to act as the Proposing Shareholder and/or the Tag Shareholder in respect of the GSK Shareholder Group,

in each case subject to the provisions of clause 5.1 of the OMA.

3.2	The Parties agree that:

(A)	for so long as one or more of the Proceeds Thresholds have not been met in accordance with the terms of the relevant SLP Agreement(s):

(i)	if an SLP wishes to participate in a Sale Tranche, then the number of Shares proposed to be sold by the GSK Shareholder Group in such Sale Tranche shall be allocated to that SLP in priority over GSK and GSK will not be entitled to participate in the Sale Tranche unless and until that SLP’s applicable Proceeds Threshold has been met;

(ii)	if multiple SLPs wish to participate in a Sale Tranche, then each of the SLPs shall be entitled to participate in that Sale Tranche pro rata by reference to the outstanding amount under each SLP’s applicable Proceeds Threshold; and

(iii)	if there is a Scale Back, any such Scale Back shall be subject to, and shall preserve, each SLP’s initial allocation as set out in paragraph 3.2(A)(i) and 3.2(A)(ii); and

(B)	for the avoidance of doubt, after all of the Proceeds Thresholds have been met in accordance with the terms of the respective SLP Agreements, GSK shall be entitled, at its sole discretion, to determine:

(i)	whether the GSK Shareholder Group shall participate in a Sale Tranche (by way of either: (i) the GSK Shareholder Group acting as the Tag Shareholder following receipt of a Sale Notice from the Pfizer Primary Shareholder; or (ii) the GSK Shareholder Group acting as the Proposing Shareholder and initiating a sales process by sending a Sale Notice to the Pfizer Primary Shareholder); and

(ii)	which member(s) of the GSK Shareholder Group shall participate in a Sale Tranche and the number of Shares that any such member(s) of the GSK Shareholder Group shall sell as part of any Sale Tranche.

4.	GSK-Controlled Sales Period

4.1	The Parties agree that:

(A)	during the GSK-Controlled Sales Period:

(i)	GSK shall be solely responsible for evaluating the market for the Shares and shall be entitled, at its sole discretion (but subject to paragraph 4.2, for so long as one or more of the Proceeds Thresholds have not been met in accordance with the terms of the relevant SLP Agreement(s)), to determine when the GSK Shareholder Group shall participate in any Sale Tranche, based on relevant commercial factors (including, but not limited to, the proposed price per Share, the number of Shares proposed to be sold and wider market conditions); and

(ii)	for the avoidance of doubt and notwithstanding the allocation principles set out in paragraph 3.2(A), GSK shall not be under any obligation to procure that the GSK Shareholder Group participates in any Sale Tranche during the GSK-Controlled Sales Period (by way of either: (i) the GSK Shareholder Group acting as the Tag Shareholder following receipt of a Sale Notice from the Pfizer Primary Shareholder; or (ii) the GSK Shareholder Group acting as the Proposing Shareholder and initiating a sales process by sending a Sale Notice to the Pfizer Primary Shareholder); and

(B)	if, during the GSK-Controlled Sales Period, GSK determines that the GSK Shareholder Group shall participate in any Sale Tranche pursuant to paragraph 4.1(A) (by way of either: (i) the GSK Shareholder Group acting as the Tag Shareholder following receipt of a Sale Notice from the Pfizer Primary Shareholder; or (ii) the GSK Shareholder Group acting as the Proposing Shareholder and initiating a sales process by sending a Sale Notice to the Pfizer Primary Shareholder), then for so long as one or more of the Proceeds Thresholds have not been met in accordance with the terms of the relevant SLP Agreement(s):

(i)	GSK shall give notice in writing to the general partner of each SLP (a “GSK Sale Notice”) of:

(a)	the date on which it is proposed that the Sales comprising the Sale Tranche are effected;

(b)	the proposed price per Share, to the extent known, or an estimate thereof;

(c)	the aggregate number of Shares held by the GSK Shareholder Group as at the date of the GSK Sale Notice;

(d)	the aggregate number of Shares that it is proposed that the GSK Shareholder Group shall sell in the Sale Tranche; and

(e)	the number of Shares that each SLP would be entitled to sell as part of the Sale Tranche, based on the allocation principles set out in paragraph 3.2(A);

(ii)	if an SLP wishes to participate in the Sale Tranche (which shall be determined by the general partner of such SLP), then the general partner of such SLP must promptly (and in any event within two Business Days following receipt by that SLP of the GSK Sale Notice) notify GSK in writing of the number of Shares that such SLP wishes to sell in such Sale Tranche;

(iii)	GSK shall then determine, in accordance with the allocation principles set out in paragraph 3.2(A), which members of the GSK Shareholder Group shall participate in the proposed Sale Tranche and the number of Shares that any such individual member of the GSK Shareholder Group shall each sell as part of any Sale Tranche; and

(iv)	GSK shall then send a Sale Notice or a Tag Along Notice (as applicable) to the Pfizer Primary Shareholder in accordance with the terms of the OMA and setting out, among other things, the allocation of Shares as between members of the GSK Shareholder Group as determined in accordance with paragraph 4.1(B)(iii).

4.2	During the [***] of the GSK-Controlled Sales Period and for so long as one or more of the Proceeds Thresholds have not been met in accordance with the terms of the relevant SLP Agreement(s), GSK shall take into account the interests of the SLPs in good faith (including, but not limited to, the potential consequences of any lock-up restrictions which would be imposed on the SLPs as a result of the proposed Sale Tranche and which would endure beyond the expiry of the GSK-Controlled Sales Period) when evaluating whether the GSK Shareholder Group should participate in a Sale Tranche pursuant to paragraph 4.1.

5.	Sell-down Mandate

If, following the expiry of the GSK-Controlled Sales Period, one or more of the Proceeds Thresholds have still not been met in accordance with the terms of the relevant SLP Agreement(s) and a Trustee has sent a written notice requiring the general partner of an SLP to procure that the SLP instructs a broker to dispose of Shares held by that SLP in accordance with a Sell-down Mandate, then:

(A)	that SLP shall promptly (and in any event within two Business Days after receiving the written notice from the Trustee) notify GSK and the general partner of each other SLP;

(B)	the decision-making process as to the timing and terms of any sales of Shares by the SLPs shall be determined in conjunction with the broker in accordance with the principles set out in the Sell-down Mandate (subject to any ongoing lock-up restrictions applicable to the Shares and/or the terms of the OMA, as applicable), and (i) GSK shall send any Sale Notice (or Sale Notices, to the extent required) as soon as reasonably practicable to the Pfizer Primary Shareholder as are necessary to give effect to such sales as are proposed by the broker and agreed in accordance with the Sell-down Mandate; and (ii) the Parties shall work together in good faith to agree such amendments to the terms of this letter as may be required to ensure that it reflects such revised decision-making process and the principles set out in the Sell-down Mandate; and

Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the SEC.

(C)	for the avoidance of doubt, the allocation principles set out in paragraph 3.2(A) shall apply.

6.	Trustee Sales Direction

If, following the date that is 24 months after Admission, one or more of the Proceeds Thresholds have still not been met in accordance with the terms of the relevant SLP Agreement(s) and a Trustee has sent a written notice requiring the general partner of an SLP to procure that the SLP disposes of Shares held by that SLP on terms determined by the Trustee (acting reasonably and in good faith), subject to any ongoing lock-up restrictions applicable to the Shares and/or the terms of the OMA, as applicable (a “Trustee Sales Direction”), then:

(A)	that SLP shall promptly (and in any event within two Business Days after receiving the Trustee Sales Direction) notify GSK and the general partner of each other SLP;

(B)	if any other SLP wishes to participate in the Sale Tranche (which shall be determined by the general partner of such SLP), then the general partner of such SLP must promptly (and in any event within five Business Days following receipt of the notice from the SLP under paragraph 6(A)) notify GSK in writing of the number of Shares that such SLP wishes to sell in such Sale Tranche;

(C)	GSK shall send a Sale Notice (or Sale Notices, to the extent required) as soon as reasonably practicable to the Pfizer Primary Shareholder which is consistent with both:

(i)	the terms of the proposal set out in the Trustee Sales Direction and the participation of any other SLP in accordance with any notice issued under paragraph 6(B); and

(ii)	the allocation principles set out in paragraph 3.2(A).

7.	SLP Default Event

7.1	Pursuant to clause 5.1 of the OMA, the SLPs are entitled, acting together, by written notice to the Primary Shareholders (an “SLP Default Event Notice”), to nominate one of their number to act as the Primary Shareholder of the GSK Shareholder Group in place of GSK (the “SLP Primary Shareholder”) for the purposes of exercising the rights conferred on a Primary Shareholder under the OMA (including, without limitation, the right to act as a Proposing Shareholder and/or a Tag Shareholder for the purposes of clause 3 of the OMA).

7.2	The SLPs hereby agree that:

(A)	they shall not serve an SLP Default Event Notice unless and until an SLP Default Event has occurred and is continuing (as determined in accordance with the relevant SLP Agreement);

(B)	after the SLP Primary Shareholder has been nominated as a Primary Shareholder, then for so long as one or more of the Proceeds Thresholds have not been met in accordance with the terms of the relevant SLP Agreement(s):

(i)	the SLP Primary Shareholder shall be entitled to determine whether the GSK Shareholder Group shall participate in any Sale Tranche (by way of either: (i) the SLP Primary Shareholder acting as the Tag Shareholder following receipt of a Sale Notice from the Pfizer Primary Shareholder; or (ii) the SLP Primary Shareholder acting as the Proposing Shareholder and initiating a sales process by sending a Sale Notice to the Pfizer Primary Shareholder);

(ii)	if the SLP Primary Shareholder determines that the GSK Shareholder Group shall participate in a Sale Tranche pursuant to paragraph 7.2(B)(i), then the SLP Primary Shareholder shall give notice in writing to each of the Parties (an “SLP Sale Notice”) of:

(a)	the date on which it is proposed that the Sales comprising the Sale Tranche are effected;

(b)	the proposed price per Share, to the extent known, or an estimate thereof;

(c)	the aggregate number of Shares held by the GSK Shareholder Group as at the date of the SLP Sale Notice;

(d)	the aggregate number of Shares that it is proposed that the GSK Shareholder Group shall sell in the Sale Tranche; and

(e)	the number of Shares that each SLP would be entitled to sell as part of the Sale Tranche, based on the allocation principles set out in paragraph 3.2(A);

(iii)	each Party that wishes to participate in the Sale Tranche must promptly (and in any event within two Business Days following receipt by that Party of the SLP Sale Notice) notify the SLP Primary Shareholder in writing of the number of Shares that such Party wishes to sell in such Sale Tranche;

(iv)	the SLP Primary Shareholder shall then determine, in accordance with the allocation principles set out in paragraph 3.2(A), which members of the GSK Shareholder Group shall participate in the proposed Sale Tranche and the number of Shares that any such individual member of the GSK Shareholder Group shall each sell as part of any Sale Tranche, provided that if the Sale Tranche would:

(a)	on the basis of the confirmed quantum and pricing of the Sale Tranche (x) as adjusted in accordance with any Scale Back, and (y) following the operation of clause 3.13 of the OMA as it applies prior to confirmation of pricing; and

(b)	on the notional basis that each of the SLPs were to participate in such Sale Tranche by selling the maximum number of Shares that they would be entitled to sell in such Sale Tranche in accordance with clause 3 of the OMA (as adjusted in accordance with any Scale Back) and the allocation principles set out in paragraph 3.2(A), result in all of the Proceeds Thresholds being met in accordance with the terms of the respective SLP Agreements, the Parties agree that:

(c)	the Sale Tranche shall (rounding to the nearest whole Share) be allocated between the SLPs in accordance with the allocation principles set out in paragraph 3.2(A) until such point as all of the Proceeds Thresholds are, on the basis set out in paragraphs 7.2(B)(iv)(a) and 7.2(B)(iv)(b) above, reached; and

(d)	GSK shall be entitled, at its sole discretion, to determine how any remaining portion of the Sale Tranche shall (rounding to the nearest whole Share) be allocated between member(s) of the GSK Shareholder Group, and the SLP Primary Shareholder must: (x) act in accordance with any and all instructions which GSK provides to the SLP Primary Shareholder in connection with such allocation, and (y) reflect such instructions in any Sale Notice or Tag Along Notice (as applicable) sent to the Pfizer Primary Shareholder pursuant to paragraph 7.2(B)(v); and

(v)	the SLP Primary Shareholder shall then send a Sale Notice or a Tag Along Notice (as applicable) to the Pfizer Primary Shareholder in accordance with the terms of the OMA and setting out, among other things, the allocation of Shares as between member(s) of the GSK Shareholder Group as determined in accordance with paragraph 7.2(B)(iv); and

(C)	if:

(i)	the SLP Primary Shareholder has been nominated as a Primary Shareholder pursuant to paragraph 7.1; and

(ii)	all of the Proceeds Thresholds are subsequently met in accordance with the terms of the respective SLP Agreements after the nomination of the SLP Primary Shareholder as a Primary Shareholder,

the SLP Primary Shareholder agrees that:

(iii)	it shall promptly (and in any event within one Business Day of receipt) deliver to GSK any document, communication or information the SLP Primary Shareholder has received from the Pfizer Shareholder Group pursuant to, or in connection with, the OMA; and

(iv)	GSK shall be entitled, at its sole discretion, to determine:

(a)	whether the GSK Shareholder Group shall participate in a Sale Tranche (by way of either: (i) the GSK Shareholder Group acting as the Tag Shareholder following receipt of a Sale Notice from the Pfizer Primary Shareholder; or (ii) the GSK Shareholder Group acting as the Proposing Shareholder and initiating a sales process by sending a Sale Notice to the Pfizer Primary Shareholder); and

(b)	which member(s) of the GSK Shareholder Group shall participate in a Sale Tranche and the number of Shares that any such member(s) of the GSK Shareholder Group shall sell as part of any Sale Tranche, and the SLP Primary Shareholder must act in accordance with any and all instructions which GSK provides to the SLP Primary Shareholder in connection with the SLP Primary Shareholder’s role as Primary Shareholder under the OMA (notably in respect of the delivery of any document, communication or information to the Pfizer Shareholder Group pursuant to, or in connection with, the OMA).

8.	Alternative Sales

8.1	Pursuant to clause 3.1 of the OMA, each of the parties to the OMA agrees and undertakes that it shall not, and shall procure that its Associates shall not, without the prior written consent of the Primary Shareholders, make any Sale which is an Alternative Sale.

8.2	GSK undertakes not to provide any prior written consent (in its capacity as Primary Shareholder of the GSK Shareholder Group) for the purposes of clause 3.1 of the OMA to any Alternative Sale without the prior written consent of each of the SLPs to such Alternative Sale.

8.3	Each SLP (if and to the extent appointed as Primary Shareholder of the GSK Shareholder Group) undertakes not to provide any prior written consent (in its capacity as Primary Shareholder of the GSK Shareholder Group) for the purposes of clause 3.1 of the OMA to any Alternative Sale without the prior written consent of each of GSK and the other SLPs to such Alternative Sale.

9.	Further assurance

Each Party shall (at its own cost) do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement the terms of this letter.

10.	Termination

10.1	This letter shall terminate automatically upon any termination of the OMA.

10.2	On termination of this letter in accordance with paragraph 10.1:

(A)	the provisions of this letter shall terminate and have no further effect, provided that paragraphs 1 and 11 shall survive such termination; and

(B)	subject to paragraph 10.2(A) and save for any accrued rights and obligations as at the date of termination, the Parties shall be released from all liabilities and obligations pursuant to this letter.

11.	General

11.1	For the avoidance of doubt:

(A)	no waiver or release of any provision of the OMA is given by the terms of this letter;

(B)	all of the rights and remedies of GSK and each SLP in respect of any breach of, or other default under, the OMA are expressly reserved; and

(C)	the terms of the OMA shall not be varied by this letter.

11.2	The provisions of clauses 6 (Announcements), 7 (Costs), 10 (General), 11 (Assignment), 12 (Third Party Rights), 13 (Notices), 14 (Governing law and jurisdiction), 15 (Agent for service) and 16 (Counterparts) of the OMA shall apply, mutatis mutandis, to this letter as though they were set out in full in this letter save that references therein to: (i) “this Agreement” are to be construed as references to this letter; and (ii) “a Party” are to be construed as references to a Party to this letter.

Please confirm your agreement to the terms set out in this letter by countersigning below and returning a copy to us.

Yours faithfully

SIGNED by DAVID REDFERN as	)
attorney for GSK PLC	)	/s/ David Redfern
	)	(Signature of attorney)
	)	DAVID REDFERN as attorney for
	)	GSK PLC

We acknowledge receipt of the above letter and confirm our agreement to its terms.

SIGNED by

Adam Walker	/s/ Adam Walker
(Print name)
Director of GSK GP 1 LIMITED
Duly authorised for and on behalf of
GSK (NO. 1) SCOTTISH LIMITED PARTNERSHIP
acting by its general partner
GSK GP 1 LIMITED

SIGNED by

Adam Walker	/s/ Adam Walker
(Print name)
Director of GSK GP 1 LIMITED
Duly authorised for and on behalf of
GSK (NO. 2) SCOTTISH LIMITED PARTNERSHIP
acting by its general partner
GSK GP 1 LIMITED

SIGNED by

Adam Walker	/s/ Adam Walker
(Print name)
Director of GSK GP 2 LIMITED
Duly authorised for and on behalf of
GSK (NO. 3) SCOTTISH LIMITED PARTNERSHIP
acting by its general partner
GSK GP 2 LIMITED